Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement Amendment No. 2 on Form S-3 to Form S-4 of our reports dated March 29, 2018, relating to the consolidated financial statements and financial statement schedule of Marvell Technology Group Ltd. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Marvell Technology Group Ltd. for the year ended February 3, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Jose, California

July 19, 2018